Exhibit 10.12

AMENDMENT NUMBER 1

to

Aircraft Lease Agreement

THIS AMENDMENT NUMBER 1 (“Amendment”) is made this 1st day of November, 2012 between Avantair, Inc. (“Lessee”) and Clear Aircraft, Inc. (“Lessor”);

WHEREAS Lessor and Lessee have previously entered into an Aircraft Lease Agreement dated October 10, 2007, for an Piaggio P-180 Aircraft with Registration Number: N180HM and Serial Number: 1043 (“Aircraft”);

WHEREAS Lessor and Lessee now desire to amend said Lease Agreement,

FOR CONSIDERATION of the mutual promises, agreements and understandings contained in the Lease Agreement and all Amendments thereto; Lessor and Lessee (the “Parties”) agree to amend the Lease Agreement as follows:

Section 3 Modification: Delete Section 3 in its entirety and replace with the following:

“3. Term. The term of the Lease of the Aircraft hereunder shall commence on the Commencement Date and, unless earlier terminated pursuant to the provisions hereof, shall continue for a term of one-hundred twenty (120) months from the Commencement Date. Upon expiration of the Term, Lessor shall transfer title to the Aircraft to Lessee free and clear of all liens and/or encumbrances. Lessee shall also have the option to purchase the Aircraft from Lessor anytime prior to the expiration of the Term without any penalties or fees; provided, however, Lessee shall provide Lessor with at least sixty (60) days advance written notice if it elects to purchase the Aircraft. If this option is exercised, the Total Purchase Price shall be set forth on the amortization schedule attached as Exhibit “C”, which shall be dependent on the number of months remaining in the term. Upon payment of the Total Purchase Price, Lessor shall deliver the Aircraft to Lessee free and clear of all liens and/or encumbrances.”

Notwithstanding the foregoing, Lessor shall have the sole option to terminate this Agreement and sell the Aircraft at anytime; provided, however, the Aircraft must be airworthy and flying in Lessee’s fractional program for at least ninety (90) days. In the event that Lessor elects this option by providing Lessor with at least thirty (30) days advance written notice, Lessee agrees that it shall issue to Lessor a number of Units (as defined below) equal to the result of dividing (A) the difference between 1,500,000.00 and the numerical value of the then current payoff amount as outlined on the Revised Amortization Schedule by (B) 0.25. For purposes of this provision, a Unit shall consist of one share of Avantair’s Common Stock (the “Issued Stock”) (subject to adjustment as described below) and one warrant to purchase a share of Avantair’s Common Stock at $0.50 (a “Warrant Share”). Issued Stock shall not include Warrant Shares.

Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock at a time when Issuable Stock has not yet been issued pursuant to this agreement, the number of shares of Issuable Stock to be issued pursuant to the preceding paragraph shall, without further action of any party, be adjusted to reflect such event. The Company shall make reasonable adjustments, in its discretion, to address the treatment of fractional shares with respect to the shares of Issuable Stock as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional shares of Common Stock.”

Insert Exhibit “C” - Revised Amortization Schedule. See Attached.

Except as provided in this Amendment, all terms and conditions of the Lease Agreement are hereby ratified and confirmed by the Parties.

IN WITNESS WHEREOF, the parties have executed this Amendment of the Lease Agreement on the date first above written.

Clear Aircraft, Inc.		Avantair, Inc.

By:	/s/ Hugh Fuller	By:	/s/ Tom Palmiero
Name:	Hugh Fuller	Name:	Tom Palmiero
Title:		Title:	Assistant Secretary

Exhibit “C”

Amortization Schedule

See Attached